Exhibit 99.1

Contact:	Flow Investor Relations
253-813-3286

FLOW UPDATES THE FINANCIAL COMMUNITY

KENT, Wash., December 4, 2006 – Flow International Corporation (Nasdaq: FLOW), the world’s leading supplier of ultrahigh-pressure waterjet products, today issued a letter from President and CEO Stephen R. Light to the financial community, updating investors on the conditions affecting Flow’s performance as it completes the second quarter of fiscal 2007. The text of that letter follows:

December 4, 2006

A message from Stephen Light, Flow International President and CEO

This letter is an interim update on conditions affecting the company’s performance. As you know from our recently filed Form 8-K, investors are instructed not to rely upon our most recent fiscal 2006 Form 10-K as we expect to file a restatement for fiscal 2006 which will increase revenue and earnings. The company is also a delinquent filer for the first quarter of fiscal 2007 and will likely be a delinquent filer for the second fiscal quarter as well. This letter update to investors does not replace or in any way intend to supplant the company’s obligation to file financial reports for the period but is intended to provide a market and business condition overview while preparation of the obligatory filing documents is underway.

Special Investigation Update

The Board of Directors instructed the Audit Committee of the Board of Directors to investigate allegations concerning revenue recognition errors at Flow’s Taiwan-based Flow Asia Corporation and any related matters. The Audit Committee appointed independent counsel to conduct the investigation and an independent accounting firm was retained by the independent counsel. The investigation began promptly following the receipt of the allegations in early September and is nearing completion. The investigation has been very time consuming as the investigators have reviewed many thousands of documents in Mandarin and English, and have conducted extensive interviews of the Company and Flow Asia management teams and selected customers, all of which required considerable time. The investigators have estimated that approximately $2.0 million of revenue recognition was intentionally and inappropriately delayed from FY 2006 Q4 into Fiscal 2007 by members of Flow Asia’s management team. The investigators are performing additional reviews and testing to assure the completeness of the investigation, including review of revenue transactions other than those originally identified, as well as a broader review of certain financial accounts, including certain expense and inventory accounting. The individuals responsible for this willful misrepresentation have been dismissed by the Company effective November 28, 2006. No involvement by persons outside of Flow Asia’s Taiwan operation has been found.

The Company previously recognized weaknesses in its financial controls over revenue recognition as a component of its SOX 404 review. While the new controls being implemented did not originally contemplate the collusion of members of the management team at a specific location, we’re adding additional training, audits and controls to reduce the chance such a situation could reoccur.

The Company will prepare the requisite filings as quickly as possible and hopes to be current with its SEC filings within a reasonable time period. PIPE investors were advised by separate communication that the S-1 share registration previously filed has “gone stale’ effective November 22, 2006, and cannot be relied upon for share sales. Under the terms of the PIPE Agreement, the Company has forty (40) ‘black out’ days, which would expire January 23, 2007 in which to file a current Form S-1 and for the SEC to approve it, before any penalties would be owed to the PIPE investors. I will maintain close communication with the PIPE investors as this situation progresses.

Company representatives met with NASDAQ regulators in response to their threatened delisting action and explained to the extent possible given the confidential nature of the ongoing special investigation, the issues surrounding our delinquent filings. The Company submitted supplemental materials to the NASDAQ including our forecasted schedule for completing our filings and returning to compliant status. On Thursday, November 30th, NASDAQ advised the Company that its request for an extension had been denied and that trading in the Company’s shares on NASDAQ would be suspended before the opening of business on Monday, December 4, 2006. On Friday, December 1, 2006, the Company filed a request for reconsideration and that same day NASDAQ advised the Company that it would stay the suspension pending the regulators’ consideration of the Company’s request for reconsideration, which decision will be made within fifteen days of the original decision. The Company is now able to provide NASDAQ with additional materials if desired in support of its request as the investigators have made their first comprehensive report to the Board of Directors. The Company remains hopeful that NASDAQ will grant the Company additional time to make the requisite filings necessary to come back into compliance. In the event that trading in the company’s shares is suspended on NASDAQ, the Company expects that the Company’s common stock will be quoted on the Pink Sheets so that trading in its shares will continue. As soon as the investigation is complete the Company will do everything possible to expedite completion of its filings and again be in compliance with NASDAQ regulations, so that even if trading is suspended on NASDAQ for a period of time, the Company will be able to apply to have trading in its shares resumed.

Following completion of our filings we will schedule an investor teleconference to review our financial performance and business outlook.

Served Market Conditions

Strong market conditions continue in North America, Europe and Latin America for standard and application-specific waterjet cutting machines. The general health of our broad domestic markets is in contrast to the abrupt slowdown in new housing permits, an area where Flow’s products are applied to manufacture counter tops. We are monitoring this segment closely as counter tops are installed late in the home building process. Leaders in this market tell us increased remodeling activity and our machine’s productivity advantages are the justification for their continued strong capital investment. Year to date, domestic sales leads are up 49% over the prior non-IMTS year driven by adoption of our new 87K HyperPressure™ system, and the seasonal concentration of trade shows (Chicago, Las Vegas, Atlanta). Absent the show ‘bump’, sales leads as of August YTD, are up 11% over the prior year.

Asia, Japan and the Applications Group are all experiencing some softness. I believe the Asia/Japan situation is more the result of organizational turmoil related to the special investigation than market softness, while the Applications issue is partially related to our reassignment of one of our senior executives from Applications to Asia, and partially to ongoing US auto industry issues. We’ve recruited additional sales resources for Applications focused on non-automotive waterjet applications. Interest in ground based composite cutting machines continues strong.

Surface preparation/Industrial Cleaning opportunities have improved versus fiscal 2006. For example, we’ve returned to the highway lane stripe removal market supplying our new high productivity 55,000 psi. diesel Husky pump. The 55,000 psi. pump enables twice the stripe removal per hour creating significant productivity savings.

Our aerospace business remains robust in spite of the much publicized delays in the Airbus A-350 which resulted in a contract cancellation earlier in the year. We’ve learned that Boeing directed its Japanese B-787 suppliers to facilitate for ten (10) aircraft per month, triple their present 3  1/2 per month capacity. Consequently, we forecast at least $30 million in new B-787 bookings between FY ‘07 and ‘08 with revenue recognized by late FY ‘08.

Meanwhile Airbus is making progress on their formally approved new A-350XWB (B-787 competitor) aircraft. Latest media announcements indicate a 2013 commercial introduction, two years later then originally scheduled. I doubt we’ll receive anything more from Airbus for six months, and no revenue in FY ‘07 beyond the cancelled contract for previously ordered machines.

Good interest continues in the NanoJet™ semiconductor singulation system. Flow Asia’s sales team is demonstrating the system frequently to new companies. Utilization of installed machines continues very high supporting strong aftermarket sales. We’ve received an order for our first NanoJet™ Plus machine which delivers higher production output.

Globally, the aftermarket remains strong and more than 10% above YTD fiscal 2006, excluding abrasive garnet sales, on the strength of high equipment utilization rates and fleet expansion. We’ve introduced our on-line parts store to Europe and are experiencing faster customer adoption than we experienced in the U.S. We believe this higher parts consumption is also being driven by share recovery from will-fitters as cost increases for specialty materials have caused will-fitter parts to increase in price.

New Product Introductions

Our new 87,000 psi HyperPressure™system, is being delivered to production customers. Early feedback is strongly positive. Customers have remarked positively about cutting speed and reduced noise. These systems incorporate advanced pump seal technologies to extend component life and reduce maintenance time.

Many investors either saw or read about the Sodick Hybridwire™ EDM-waterjet combination machine shown at IMTS. The machine was displayed at the Japanese Industrial Machine Tool Forum (JIMTOF) in November where it met with similar acclaim. Flow and Sodick are collaborating to develop an accelerated product introduction plan under a bi-lateral exclusivity agreement. I continue to be very enthusiastic about the machine’s prospects, as is Sodick who expects to sell five machines per month when production is launched.

Organization Development

Earlier this year the Company issued a Form 8K announcing its intention to add approximately ninety employees during fiscal 2007. We’re making progress and have added numerous personnel in support of our sales, marketing and new product development initiatives and to improve the financial control environment. It is unlikely we’ll fill all of the open positions by Q4 fiscal 2007 so we’ll continue this work into fiscal 2008

In a move aimed at continuously improving our performance in the rapidly growing Americas waterjet market, Jeff Hohman has been added to my staff as Executive Vice President and General Manager-Waterjet Americas. Jeff joins Flow from the Idex Corporation where he was President of the MicroPump division. Jeff’s career focus has been the management of companies who develop and market numerous types of fluid pumps so his skill set aligns directly with Flow’s businesses. In his new role, Jeff assumes P&L responsibility for our waterjet cutting and industrial cleaning businesses in the Americas. Further, Jeff’s arrival will enable me to devote more time to developing additional growth paths for the company.

Major Investment Projects

When we spoke with investors during Flow’s July 2006 investor teleconference, we announced that we were making investments to improve our information technology platform. These investments, of approximately $11 million over two years, will upgrade our systems architecture, our enterprise resource planning (ERP) systems, and our IT infrastructure. This will allow us to further improve our controls over financial reporting, improve our visibility into world-wide operations, and lower operations and compliance costs. Our improved ability to act globally with enhanced centralized controls addresses many of the contributing factors to our recurring financial reporting issues, while simultaneously enabling us to better utilize our global resources to improve asset utilization and productivity. While we would like to have these systems in place immediately, the size and scope of the projects means that it will take approximately two years before they are fully operational.

Summary and Responsibility

Our products continue to displace older cutting and cleaning technologies because of their inherent flexibility and productivity advantages. Our markets are generally quite healthy, our new and legacy products are selling well, and our customers in all served markets are utilizing their equipment more than last year. The most recent economic forecasts I’ve reviewed give me reasons to believe our market’s health will continue for at least the next several years. I remain convinced that the Company’s strategies are appropriate and that we’re on track to achieve our long term objectives.

Stephen R. Light, President and CEO

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

This letter contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements include, but are not limited to: the filing of a restatement for fiscal 2006 increasing revenue and earnings, the completion of the special investigation, adding training, audits and controls, the plan to prepare and file financial reports and become current in SEC filings as quickly as possible, the plan to communicate with PIPE investors, the quotation of the Company’s shares on the Pink Sheets, continued strength in markets for the Company’s products, the forecasts relating to 787 bookings and Airbus orders, the prospects for Sodick Hybridwire™ EDM-waterjet combination machine and Sodick’s forecasts of sales, and the rapid adoption of the Company’s on line parts store, the likelihood that open positions will be filled, and improvements based on enhanced centralized controls. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2006 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this letter.